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                   KPMG                               Telephone  +65 6213 3388
                   16 Raffles Quay #22-00             Fax        +65 6225 0984
                   Hong Leong Building                Internet   www.kpmg.com.sg
                   Singapore 048581



                                                                    EXHIBIT 23.2




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors
STATS ChipPAC Ltd.:

We consent to the use of our report dated February 6, 2004, with respect to the consolidated balance sheet of ST Assembly Test Services Ltd and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, comprehensive loss, shareholders' equity and cash flows for each of the two years in the period ended December 31, 2003, included and incorporated by reference herein, and to the reference to our firm under the heading "Experts" in the prospectus.



/s/ KPMG
Singapore
September 2, 2005